UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2015

YOU ON DEMAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

375 Greenwich Street, Suite 516
New York, New York 10013
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry Into A Material Definitive Agreement.

Amended and Restated SSS Securities Purchase Agreement

On December 21, 2015, YOU On Demand Holdings, Inc. (the “Company”) entered into an Amended and Restated Securities Purchase Agreement (the “Amended and Restated SSS Purchase Agreement”) with Beijing Sun Seven Stars Culture Development Limited, a PRC company (“SSS”), which amended and restated the Securities Purchase Agreement between the Company and SSS dated November 23, 2015 (the “SSS Securities Purchase Agreement”), which was previously described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2015.

Pursuant to the terms of the Amended and Restated SSS Purchase Agreement, on December 21, 2015, the Company issued and sold 4,545,454 shares of its Common Stock, par value $0.001 per share (the “Common Stock”), for $2.20 per share, or a total purchase price of $10.0 million to SSS. In addition, the Company issued SSS two-year warrants (the “Warrant”) to acquire an additional 1,818,182 shares of Common Stock (the “Warrant Shares”), at an exercise price of $2.75 per share. Until receipt of necessary shareholder approvals, the Warrant may not be exercised to the extent that such exercise would result in SSS beneficially owning more than 19.99% of the Company’s outstanding Common Stock.

Pursuant to the Amended and Restated SSS Purchase Agreement, the Company agreed to increase the size of its board of directors from five to eight members, and SSS will have the right to nominate up to three directors, such nomination rights intended to be proportional with its beneficial ownership. Accordingly, until such time as shareholder approval is received to permit exercise of the Warrant (described above), and the Note (defined and described below), SSS will not have full designation rights. SSS will have such proportional designation rights for so long as it beneficially owns at least 5% of the Common Stock.

Revised Content License and Note

In connection with the closing of the Amended and Restated SSS Purchase Agreement, on December 21, 2015, the Company entered into the Revised Content License Agreement with SSS (the “Revised Content License”), which amended certain terms of the Content License that was to have been entered into upon closing of the share issuances under the SSS Securities Purchase Agreement, which Content License was previously described in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 24, 2015.

Pursuant to the terms of the Revised Content License, SSS granted the Company a non-exclusive, royalty-free content distribution right for certain assets valued at approximately $29.1 million, in exchange for a promissory note (the “Note”) that is convertible into 9,208,860 shares of Common Stock (the “IP Shares”). The licensed assets include, subject to certain restrictions, the right to (i) license, exhibit, distribute, reproduce, transmit, perform, display and otherwise exploit and make available certain movies and television programs (that the Company currently has no rights to with its own content agreements and arrangements) (the “Titles”) within mainland China, (ii) copy and dub the Titles and make or have made translations of the Titles, (iii) promote each Title in any manner or media, (iv) use the Titles for audience and marketing testing, sponsor/advertiser screening and reference and file purposes and (v) include the Company’s name, trademark and logo in the Titles to identify the Company as the exhibitor of the Titles. Additionally, SSS provided the Company the right of first negotiation on all live-action or animated feature-length movies that SSS develops or obtains the right to license during the term of the Revised Content License.

The Note has a stated principal amount of $17.7 million, bears interest at the rate of 0.56% per annum and matures May 21, 2016. In the event of default, the Note will become immediately due and payable.

Until receipt of necessary shareholder approvals, the Note is not convertible into the IP Common Shares to the extent that such conversion would result in SSS beneficially owning more than 19.99% of the Company’s outstanding Common Stock. Once the necessary shareholder approval is received, the unpaid principal and interest thereon will automatically convert into the IP Common Shares.

Amended and Restated Tianjin Agreement

On December 21, 2015, the Company also entered into an Amended and Restated Share Purchase Agreement (the “Amended and Restated Tianjin Agreement”) with Tianjin Enternet Network Technology Limited, a PRC Company ("Tianjin"), an affiliate of SSS, which amended and restated the Share Purchase Agreement entered between the Company and Tianjin dated November 23, 2015(the “Tianjin Agreement”), which was previously described in the Company’s Current Report on Form

8-K, filed with the Securities and Exchange Commission on November 24, 2015.

Pursuant to the terms of the Amended and Restated Tianjin Agreement, on December 21, 2015, Tianjin contributed 100% of the equity interests of Tianjin Sevenstarsflix Network Technology Limited, a PRC company (“SSF”), a newly-formed subsidiary of Tianjin to the Company. SSF will offer a branded pay content service delivered to consumers ubiquitously through all its platform partners, will track and share consumer payments and other behavior data, will operate a customer management and data-based service and will develop mobile social TV-based customer management portals.

In exchange for the sale of the equity interest in SSF and subject to certain conditions, Tianjin will receive shares of Common Stock over three years, with the exact amount based on an earn-out provision, such amounts not to exceed 5.0 million shares of Common Stock for each of 2016, 2017 and 2018 (the “Earn-Out Share Award”). Pursuant to the earn-out provision, Tianjin may receive up to 5.0 million shares of the Common Stock for each of 2016, 2017 and 2018 if either (i) the number of homes and/or users subscribing to one or more of the content services provided by SSF (the “Homes/Users Passed”) is greater than or equal to the earn-out Homes/Users Passed threshold or (ii) the net income of SSF’s business is greater than or equal to the earn-out net income threshold. The target thresholds for the year ending December 31, 2016 are either 50.0 million Homes/Users Passed or $4.0 million net income. The target thresholds for the year ending December 31, 2017 are either 100.0 million Homes/Users Passed or $6.0 million net income. The target thresholds for the year ending December 31, 2018 are either 150.0 million Homes/Users Passed or $8.0 million net income.

The issuance of an Earn-Out Share Award is subject to the receipt of approval from either (i) the holders of a majority of the total votes cast in person or by proxy at a meeting of the Company’s shareholders or (ii) the holders of a majority of the outstanding voting securities of the Company entitled to vote on the relevant matters, if such action is taken by written consent (the “Earn-Out Required Vote”). In the event the Company has not obtained the Earn-Out Required Vote but Tianjin has met one of the target thresholds described above, the Company will not issue an Earn-Out Share Award to Tianjin, but instead will issue to Tianjin a Promissory Note (the “Tianjin Note”), with a principal amount equal to the quotient obtained by multiplying 5.0 million by the Company’s applicable stock price as defined in the Tianjin Note (the form of which is included as an exhibit to the Amended and Restated Tianjin Agreement).

Other

As contemplated by the Amended and Restated SSS Purchase Agreement, the Company expects certain of its stockholders to enter into a voting agreement in respect of the Company’s board of directors, including certain nominees designated by SSS.

The Company also agreed to use commercially reasonable efforts to obtain any approvals of the Company’s shareholders required under the Company’s organizational documents, applicable law and/or the listing rules and regulations of NASDAQ to approve the sale and issuance of the Warrant Shares and the IP Common Shares (defined below) as promptly as practicable.

On December 23, 2015, the Company issued a press release announcing the entry into and closing of the Amended and Restated SSS Purchase Agreement, the Revised Content License and the Amended and Restated Tianjin Agreement, among other items. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the transactions, on December 22, 2015, the Company and C Media Limited (an affiliate of Xuesong Song) terminated the voting agreement, dated November 23, 2015, among the Company and C Media Limited pursuant to which C Media had agreed to vote all of their shares of capital stock in the Company in favor of the issuance of securities to SSS and Tianjin under the SSS Securities Purchase Agreement, Content License and Tianjin Agreement.

Item 2.03	Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information pertaining to the Note in connection with the Revised Content License discussed in Item 1.01 of this Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.	Unregistered Sales of Equity Securities.

The information pertaining to the sale of shares of the Common Stock, the issuance of the Warrant and the Note in connection with the Amended and Restated SSS Purchase Agreement and the Revised Content License and the potential issuance of shares of Common Stock (or Tianjin Note) to Tianjin in connection with the Amended and Restated Tianjin Agreement or the Tianjin

Note discussed in Item 1.01 of this Form 8-K is incorporated herein by reference in its entirety. The Company issued the shares of its Common Stock and the Warrant and Note to SSS, and will issue the shares of its Common Stock upon exercise of the Warrant, and conversion of the Note, and to Tianjin (including upon conversion of the Tianjin Note, if applicable) in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

Item 8.01.	Other Events.

On December 23, 2015, the Company issued a press release announcing the entry into the Amended and Restated SSS Purchase Agreement, Revised Content License and Amended and Restated Tianjin Agreement, among other items. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

As discussed in that press release, in light of the restructuring of the terms of the strategic investment from SSS as described in Item 1.01, on December 20, 2015, the board of directors of the Company decided to withdraw “Proposal 2” from consideration for approval at the Company’s 2015 Annual Meeting of Stockholders, scheduled to be held on Tuesday, December 29, 2015.  The withdrawal of Proposal 2 has no effect on any of the other proposals or matters set forth in the Company’s definitive proxy statement for the 2015 Annual Meeting of Stockholders.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOU ON DEMAND HOLDINGS, INC.

Date: December 24, 2015	By:	/s/ Xuesong Song
Xuesong Song
Executive Chairman